Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Form 10-KSB of Dirt Motor Sports, Inc. of our report dated December 19, 2005 related to the consolidated financial statements, which appear in Dirt Motor Sports, Inc.’s Form 10-KSB for the year ended September 30, 2005.
/s/ Murrell, Hall, McIntosh & Co PLLP
Oklahoma City, Oklahoma
December 29, 2005